EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation in this annual report of Guaranty Bancshares, Inc. on Form 10-K, of our report dated January 18, 2002 on the consolidated financial statements of Guaranty Bancshares, Inc. as of December 31, 2001 and for the year then ended.

/s/ MCGLADREY & PULLEN, LLP

Dallas, Texas
January 18, 2002